LOAN AGREEMENT

MADE THIS 3rd DAY OF August 2016

BETWEEN

ZENITH BANK PLC
(The Lender)

AND

ERIN PETROLEUM NIGERIA LIMITED
(The Borrower)

THIS LOAN AGREEMENT is made this 3rd day of August 2016 between ERIN PETROLEUM NIGERIA LIMITED, a company incorporated under the laws of Nigeria having its office at Plot 1649, Olosa Street, Victoria Island, Lagos State (hereinafter referred to as "The Borrower" which expression shall wherever the context so admits or permits include its successors-in-title and assigns) of the one part and ZENITH BANK PLC, a Bank registered and licensed under the laws of the Federal Republic of Nigeria having its registered office at Plot 84 Ajose Adeogun Street, Victoria Island, Lagos State, Nigeria (hereinafter referred to as "The Lender" which expression shall wherever the context so permits or admits, include its successors-in-title and assigns) of the other part.

WHEREAS:

1.
The Borrower has applied to the Lender to review and/or restructure the Term Loan earlier availed to the Borrower by the Lender via its Offer Letter dated July 21, 2014 and the Borrower has been servicing same.

11.
Pursuant to the above request for the restructure of the Term Loan facility, the Lender has made an offer via its offer letter dated June 17, 2016 to restructure the outstanding indebtedness on the Term Loan facility in the aggregate sum of US$ 92,367,295.33 (Ninety Two Million, Three Hundred and Sixty Seven Thousand, Two Hundred and Ninety Five United States Dollars, Thirty Three Cents only), the terms of which have been duly accepted by the Borrower.

111.	The Lender and the Borrower have agreed upon the grant of a Term Loan facility by the Lender to the Borrower upon the terms and conditions herein contained.

NOW THEREFORE IT IS AGREED as follows:

1. INTERPRETATION

1.1
In this Loan agreement except the context otherwise admits, the following words, terms, phrases and expressions shall have the meanings ascribed thereto. Further the male gender shall include the female gender and vice• versa while the words and phrases in the singular shall include the plural and vice-versa.

1.	"Available Facility" means the undrawn and uncancelled portion of the Term Loan Facility.

11.
"Availability Period" means the period during which the Lender undertakes    to make the Term Loan Facility available to the Borrower for utilization subject to the satisfaction by the Borrower of all the conditions precedent to utilisation.

111.	"Board of Directors" means the board of directors for the time being of the Borrower within the meaning of the Companies and Allied Matters Act CAP C20, Laws of the Federal Republic of Nigeria, 2004.

iv.	"Business Day" means a day on which banks in Nigeria are open for normal banking business excluding Saturdays and Sundays and any public holiday declared by the Federal Government of Nigeria.

v. "Closing Date" means the June 30, 2016 or any other date agreed for the execution of this Loan Agreement or any other finance or security document.

vi.	"Existing Term Loan" means the existing debt obligations of the Borrower under the Term Loan Facility availed to the Borrower by the Lender via its Offer Letter dated July 21, 2014.

vii. "Events of Default" means any one of the events stated in clause
17 hereof.

viii. 'ISDA' means International Swaps and Derivatives Association.

ix.
"LIBOR" means the London Interbank Offered Rate which is the rate at which banks offer and place money at the London Inter-bank money market. Specifically, this is the one-month LIBOR rate for a period equal to the interest period which appears on the screen display designated as Page 3750 on the Moneyline Telerate Service (or such other screen display or service as may replace it for the purpose of displaying British Banker's Association LIBOR rates for Dollar deposits in the London Interbank Market) at 1100 hours GMT on the applicable rate fixing day.

x. "Month" means a calendar month.
xi. "NXP" means Nigeria Export Proceeds. xii. "OML'' means Oil Mining Lease.

xiii. "Request" means a request by the Borrower to utilize the Term
Loan Facility, substantially in the form of Schedule 1.

xiv.	"The Term Loan Facility" means the Term Loan facility described in clause 2 granted to the Borrower by the Lender.

xv.	"The Loan" means the aggregate principal amounts drawn by the Borrower at any time under the Term Loan Facility and not repaid or prepaid.

1.2.1
Words and phrases defined in the Companies and Allied Maters Act CAP C20 Laws of the Federal Republic of Nigeria 2004 shall subject to the foregoing have the same meanings respectively in this Loan Agreement.

1.2.2	The headings of the various clauses are inserted for convenience only and shall not affect the construction of the clauses of this Loan Agreement.

1.2.3	References to any statute or statutory provisions are to the statute or provisions as may from time to time be amended, modified, extended or re-enacted.

2. FACILITY

The Lender hereby grants to the Borrower upon the terms and subject to the conditions herein contained a Term Loan facility not exceeding in the aggregate the sum of US$ 92,367,295.33 (Ninety Two Million, Three Hundred and Sixty Seven Thousand, Two Hundred and Ninety Five United States Dollars, Thirty Three Cents only), to be designated the Term Loan Facility, which Term Loan Facility is hereafter referred to as the "Facility" and the Borrower hereby accepts the Facility from the Lender. The facility shall be booked in Dollar and Naira tranches as stated below:

2.1 N1,528,133,618.25 (One Billion, Five Hundred and Twenty Eight Million, One Hundred and Thirty Three Thousand, Six Hundred and Eighteen Naira, Twenty Five Kobo only).

2.2 US$84,375,000.00 (Eighty Four Million, Three Hundred and Seventy Five
Thousand United States Dollars only).

3. COMMITMENT

The Lender hereby undertakes and agrees that subject to the terms of this Loan Agreement and the Offer Letter for the facility it shall during the Availability Period make the Term Loan Facility available to the Borrower for utilization as contemplated under this Agreement.

4. PURPOSE

The Borrower shall apply all amounts borrowed by it under the Term Loan towards the refinancing of all amounts outstanding under the existing Term Loan earlier availed to finance the development of OML 120 and OML 121 respectively.

5. TENOR

The Term Loan Facility shall be for a period of fifty nine (59) months effective April 1, 2016 and terminating on February 28, 2021, inclusive of a twelve (12) months moratorium on the principal only.

6. UTILISATION

The Borrower shall be entitled to utilise the Term Loan Facility which has earlier been drawn subject to satisfaction by the Borrower of all conditions precedent to utilisation specified in Clause 11.

7. PRICING

7.1 The interest rate (Dollar) chargeable in respect of the Loan shall be LIBOR +
9% per annum, subject to a floor of 9.5% per annum).

7.2 The interest rate (Naira) chargeable in respect of the Loan shall be 22.75 % per annum. This rate is subject to upward or downward review in line with money market realities. However, any future advice of upward review of interest rate shall be for information only and will be deemed accepted accordingly unless the facility is paid down on the effective date of the upward review.

7.3 Default Interest will be applicable on all overdue amounts at floor rate plus margin of 2.00 % per annum.

7.4 The Borrower shall pay a Restructuring Fee of 0.5% flat, payable in line with the agreed staggered fee payment structure stated in this agreement.

7.5 The Borrower shall pay an Advisory Fee of 0.25% flat, payable in line with the agreed staggered fee payment structure stated in this agreement.

7.6 The Borrower shall pay a Loan Service Fee (Periodic) of 0.5% flat payable in line with agreed staggered fee payment structure below and subsequently as a lump sum on every anniversary on the outstanding balance until the facility is fully repaid.

8. SECURITY

(a) Legal Charge over Allied Energy Plc's interest in OML 120 and OML 121.

(b) All Assets Debenture over the fixed and floating (both presents and future)
assets of the Borrower.

(c) Pledge over all the shares of shareholders of the Borrower (to be extended to any new shares issued in the event of increase in share capital) in favour of the Lender.

( d) Assignment of the Borrower and Allied Energy Plc' s rights under all commercial contracts relating to OML 120 and OML 121 including Sale and Purchase Agreements, Offtake Agreements and Crude Handling Agreements.

( e) Irrevocable Domiciliation Agreement between the Borrower and Offtakers that all proceeds in respect of the Offtake Agreements for OML 120 and 121 will be domiciled with the Lender.

(f) Irrevocable Undertaking by the Borrower and Allied Energy Plc to open all NXP in respect of crude oil lifting from OML 120 and 121 (OYO 7, 8 and 9) being financed throughout the tenor of the facility with the Lender and to route all proceeds of crude oil sales from OYO 7 and 8 to its account with the Lender.

(g) Assignment of rights over Hedge, Insurance (including License Non-Renewal Risk Insurance) and all reinsurance Contracts including Performance Guarantees by any EPC related to project execution and activities on OML 120 and 121 to the Lender.

(h) First Charge over all the Borrower and Allied Energy Pie's accounts, receivables, rights and interests with respect to OML 120 and OML 121 respectively.

(i) Security Assignment by the Borrower and Allied Energy Plc of all rights under the Hedging Agreements entered into in relation to the Facility granted by the Bank.

(j) Corporate Guarantee of Allied Energy Plc.

(k) Corporate Guarantee of Erin Energy Corporation, the parent company of the
Borrower.

(1) Letter of Undertaking from Allied Energy Plc committing to domicile the proceeds from the sale of crude oil and processing of all NXPs related to OML
120 and 121 through its account with the Lender.

(m) Letter of Comfort from Camac Energy Holdings Limited undertaking to ensure that its subsidiary, Allied Energy Plc domiciles the crude oil proceeds related to OML 120 and 121 with the Lender and ensure the performance of obligations under the facility agreement.

The Borrower hereby undertakes not to and shall not create or permit to subsist any other mortgage, charge, pledge or lien ( each a "Security Interest") on any of its current assets except for any Security Interest:

8.1
To secure any excise or import taxes or duties owed to, or industrial grants made by any state, government, political sub-division or international organization, or any agency, authority, instrumentality or body or any regulatory authority; or

8 .2 Arising by operation of law; or

8.3 Created or arising with the prior written approval of the Lender; or

8.4	Created or arising out of retention of title provisions or a conditional sale in respect of goods acquired by the Borrower in the ordinary course of business; or

8.5	Which is a lien or other Security Interest arising in the ordinary course of the Borrower's business consistent with the Borrower's past practice and not securing Borrowings; or

8.6
Over equity or revenues acquired after the acceptance of this facility and existing on the date of such acquisition and not created in contemplation thereof provided the aggregate principal amount secured thereby at the date of acquisition is not exceeded; or

8. 7
The principal purpose and effect of which is to allow the setting-off or netting off obligations with those of a financial institution in the ordinary course of the cash management arrangements of the Borrower; or

8.8	Constituted by netting, set-off or cash collateral arrangements in relation to swaps or other derivative agreements in the ordinary course of its business; or

8.9
Arising under arrangements in connection with the participation in or trading on or through any clearing system or investment, commodities or stock exchange where the Security Interest arises in the ordinary course of business under the rules or normal procedures or legislation governing such system or exchange; or

8.10
Over securities, derivatives or commodities, in respect of the acquisition cost of such securities, derivatives or commodities owed to a dealer therein or an agent for the purchase thereof where such cost falls to be paid within 180 days of being incurred; or

8.11	Arising out of or in connection with pre-judgment legal process or a judgment or a judicial award relating to security for costs; or

8.12
Which is to renew, extend or replace a Permitted Security Interest if the principal amount secured is not thereby exceeded and such permitted Security Interest is discharged or released within 3 (three) months of the creation of the replacement Security Interest; or

8.13
Over cash or cash equivalents covering any indebtedness (or obligations in respect thereof, such as future interest) in respect of capital market issues in existence which has been fully covered by cash or cash equivalents as a means of achieving the economic effect of full repayment of that indebtedness.

9. REPAYMENT

9.1	Repayment of the Principal shall be made quarterly after moratorium while repayment of interest shall be made quarterly during and after the moratorium period.

9.2 The Principal repayment shall be made as stated below:

i.     June 1, 2017 to December 31, 2017 - 5 % per quarter.

ii. January 1, 2018 to December 31, 2018 - 5.5 % per quarter.

iii. January 1, 2019 to December 31, 2019 - 6 % per quarter.
iv. January 1, 2020 to December 31, 2020 - 7.5 % per quarter.
v. January 1, 2021 to February 28, 2021 - 9 % per quarter.

9.3 The Fees payable under the facility shall me made as stated below:

1. 50 % upon acceptance of the offer letter.

11. 25% on September 30, 2016.

111. 25% on December 30, 2016.

9.4
The principal and interest on the facility shall be paid by the Borrower to the Lender on the due date through the legally accepted mode of repayment as specified by the CBN, accompanied by a letter signed by or on behalf of the Borrower, stating the purpose of the payment. Notwithstanding the purpose stated in the letter by the Borrower, the Lender shall apply any payment so received from the Borrower first in or towards the satisfaction or reduction of the payment of interest then due and unpaid before applying same to or towards the repayment of the principal sum then due and if the amount is not enough to repay the full amount then due, the Lender shall so notify the Borrower who shall within 30 (thirty) days of receiving such notification pay to the Lender the amount necessary to repay the instalment in full.

9.5
Where any date for a repayment and/or payment of fees under this Clause is not a Business Day, such repayment shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is none).

10. PREPAYMENT AND CANCELLATION

On giving not less than thirty (30) business days prior written notice to the Lender, the Borrower may without payment of penalty or any associated costs prepay the Loan in whole or in part.

Amounts prepaid will not be re-borrowed and shall first be applied in or towards payment of any interest due and unpaid then towards repayment of any principal instalments then due and unpaid.

11. CONDITIONS PRECEDENT FOR UTILISATION OF FACILITY

The Borrower shall not be entitled to draw or utilize the Facility or any part thereof unless the Lender shall have received the following:

11.1	Original copy of the Bank's offer letter duly accepted and executed by authorized signatories of the Borrower.

11.2	Original copy of resolution of the Board of Directors of the Borrower accepting the offer of the Facility made by the Lender and authorizing its usage.

11.3	Three (3) original copies of executed Loan agreement between the Borrower and the Lender.

11.4	Receipt of duly executed letter from the Borrower stating its current indebtedness to other lenders stating the facilities obtained, current outstanding indebtedness and collateral pledged.

11.5	Receipt of duly executed Board of the Borrower consenting to take over liabilities and obligations of Camac Petroleum Limited under the facility granted by the Lender.

11.6 Execution of Legal Charge by Allied Energy Plc on its interest in OML 120 and
OML 121.

11.7 Creation of All Assets Debenture over the fixed and floating assets of the Borrower.

11.8	Execution of Deed of Share Pledge over all the shares of the Borrower (to be extended to any new shares issued in the event of increase in share capital).

11.9
Submission of a duly executed Medium or Long Term Offtake Agreement between Camac/Erin and its Crude Oil and Gas Offtakers expressly domiciling proceeds of sale of crude and/or gas through the Borrower's account with the Lender.

11.10 Execution of an acceptable Hedge Policy and ISDA Agreement and/or Contract.

11.11 Execution of Assignment of the Borrower's and Allied Energy Plc's rights under all commercial contracts relating to OML 120 and OML 121 including Sale and Purchase Agreements, Offtake Agreements and Crude handling Agreements.

11.12 Receipt of an Irrevocable Undertaking by the Borrower and/or Allied Energy Plc to open all NXP in respect of crude oil lifting from OML 120 and OML 121 (OYO 7, 8 and 9) throughout the tenor of the facility with the Borrower and to route all proceeds of crude oil sales from OML 120 and OML 121 (OYO 7,8 and 9) to its account with the Lender.

11.13 Execution of pledge over the Borrower's accounts, receivables, rights and interests but only to the extent that it relates to OML 120 and OML 121.

11.14 Execution of first charge on the Borrower's account with the Lender warehousing the proceeds of crude oil sales on OML 120 and OML 121.

11.15 Receipt of duly executed Corporate Guarantee of Allied Energy Plc.

11.16 Receipt of duly executed Corporate Guarantee of Erin Energy Corporation, the parent company of the Borrower.

11.17 The Borrower shall undertake to provide the Naira equivalent of the foreign exchange or that its account with the Lender should be debited for the Naira equivalent of principal and interest in the event that repayment from crude exported is delayed on due date of repayment or at the time of expiration of the facility.

11.18 Execution of all other necessary security documents.

The Lender may allow the Borrower to utilize the facility or any part thereof notwithstanding that all or any of the conditions precedent to the utilization of the facility have not been fulfilled and such a concession shall not prejudice the right of the Lender to insist upon the fulfilment of all the conditions precedent to the utilization thereof before further utilization of the facility nor prejudice the right of the Lender to recover from the Borrower any part utilized before the fulfilment of all or any part of the conditions precedent.

12. OTHERCONDITIONS

12.1
The Borrower shall submit a copy of its quarterly management accounts within sixty (60) days of the end of each quarter and audited accounts within one hundred and twenty (120) days of the end of the financial year.

12 .. 2 This offer is made subject to availability of funds and to the rules and regulations governing banking business as enunciated by the Central Bank of Nigeria from time to time.

12.3 The Lender shall disclose information relating to the facility to Central Bank of
Nigeria licensed Credit Bureaus in line with CBN' s Directive.

12.4
The Borrower shall be required to take out insurance policy with a reputable insurance company acceptable to the Lender against fire and any form of peril on OML 120 and OML 121 with the interest of the Lender noted as first loss payee.

12.5 The Borrower shall use its best efforts to ensure that contractors/subcontractors associated with this project open and/or maintain accounts with the Lender wherein funds shall be subsequently disbursed.

12.6 The Lender reserves the right to review the terms and conditions of the facility. The Borrower shall be notified of any decision taken in this respect, as it does not diminish the Bank's control.

12.7	The Borrower shall submit on an annual basis an independent reserves and technical report covering OML 120 and OML 121 prepared by an Independent Technical Consultant, acceptable to the Lender.

12.8	The Borrower shall submit documents relating to the Borrower's acquisition of the remaining economic interest in OML 120 and OML 121 from Allied Energy Plc.

12.9	In the event of a contemplated sale of shares, issuance of additional share capital, amalgamation of business or any other change that would result in any change of ownership of the Borrower, or a substantial share capital of the Borrower being taken over by a new owner, the prior consent of the Lender must be obtained in writing, otherwise the facility shall become immediately due and payable.

12.10	The Lender reserves the right to securitize, syndicate or sell its interest in this credit facility based on its global risk/liquidity management objectives during the period of the facility.

12.11
The Borrower shall submit Environmental Impact Assessment (EIA) or Environmental and Social Impact Assessment (ESIA) and other required regulatory permits from the Department of Petroleum Resources as at when required.

12.12 The Borrower shall not incur additional borrowings for further expansion of OML
120 and OML 121 without the written consent of the Lender. The Lender shall have a right of first refusal.

12 .13 The Borrower shall carry out periodic reserve redetermination audit to ascertain changes in borrowing base.

12.14	All legal fees, out-of-pocket expenses, taxes or commission including cost of recovery of the Facility in the event of default shall be for the account of the Borrower.

13. SET OFF

The Lender may set off any part of the loan that falls due and remains unpaid without notice or recourse to the Borrower from any money standing to the credit of the Borrower with the Lender, whether in the Borrower's account or combination of accounts or whether in the name of the Borrower or its associate or affiliate names.

14. TAXES

All payments (whether of principal interest or otherwise) to be made by the Borrower to the Lender shall be made free and clear of and without deduction of any taxes, levies, duties, charges, fees, deductions, set offs, counter-claims, restrictions or conditions of any nature provided that the Lender shall be responsible for such tax deduction as may be required by law.

15. REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to and for the benefit of the Lender

15.1 Status

The Borrower is a duly incorporated and validly existing company with limited liability under the laws of the Federal Republic of Nigeria.

15.2 Powers and Authority

The Borrower has the power to enter into, or, as the case may be, to comply with, and be bound by all obligations expressed on its part under this Loan Agreement including the powers to borrow under this Loan Agreement and that it has taken all necessary actions to authorize the borrowings under this Loan Agreement and to authorize the execution, delivery and performance of this Loan Agreement.

15.3 Non-Conflict

The execution, delivery and performance of this Loan Agreement will not violate any provisions of any existing law or regulation or statute applicable to it or of any mortgage, contract or other undertaking to which it is a party or which is binding upon its assets.

15.4 Borrowing Limits

Borrowings under this Loan Agreement up to and including the maximum amount available under this Loan Agreement will not, when borrowed, cause any limit on borrowings (whether imposed by statute, regulations, agreement or otherwise), or on the powers of its board of directors, applicable to it to be exceeded.

15.5 Accounts

The most recent audited profit and loss account and balance sheet of the Borrower which have been or are to be delivered to the Lender together with the notes thereto give a true and fair view of the results of the operations of the Borrower for the period to which they relate and, as the case may be, the financial position of the Borrower as at the date to which they relate and have been prepared in accordance with generally accepted accounting principles in Nigeria consistently applied.

15.6 No Event of Default

No Event of Default has occurred and is continuing.

16. COVENANTS AND UNDERTAKINGS

16.1 Duration

The undertakings in this Clause 16 will remain in force from the date of this Loan Agreement for so long as any amount is or may be outstanding under this Loan Agreement.

16.2 Financial Information

The Borrower shall submit a copy of its quarterly management accounts within sixty (60) days of the end of each quarter and audited accounts within one hundred and twenty (120) days of the end of the financial year.

16.3 Notification of Default

The Borrower shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

16.4 Pari Passu Ranking

The Borrower shall procure that its obligations under this Loan Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations (subject to the preference of certain obligations in liquidation, bankruptcy or other analogous proceedings in respect of it by operation of applicable law).

16.5 Change of Business

The Borrower shall not change to a material extent the nature of the business being carried on by it as at the date of this Loan Agreement.

17. EVENTS OF DEFAULT

Upon the happening of any of the following events, the Lender may by notice in writing to the Borrower so long as such event is continuing declare such event to constitute an Event of Default and the amount of the Facility then outstanding and the interest accrued thereon and any other moneys payable hereunder to be immediately due and payable and its obligation to provide moneys under this Loan Agreement to be terminated:

1.	If the Borrower does not pay any moneys payable hereunder when due and such moneys remains unpaid for thirty (30) days after becoming due;

11.	If any order is made or effective resolution is passed or a successful petition is presented for winding up of the Borrower or if the Borrower goes into liquidation or dissolution; or

111.	If the Borrower stops payment or ceases or threatens to cease to carry on its business or substantially the whole of its business; or

IV.	If the Borrower stops the routing of the proceeds of the sale of its own share of crude oil through its account with the Lender.

v.
If any encumbrancer takes possession or a Receiver is appointed for any part of the assets of the Borrower and the interest of such encumbrancer or the appointment of the Receiver is not terminated or rescinded within twenty one (21) days; or

vi.
If any distress, execution, sequestration or other process is levied or enforced upon or issued out against the properties or assets/equity of the Borrower and is not discharged within twenty one (21) days; or

vii.	If the Borrower is unable to pay its debt within the meaning of section 409 of the Companies and Allied Matters Act 2004 or any statutory modifications or re-enactment thereof; or

viii.
If the Borrower commits any breach of any material part of this Loan Agreement and in the case of any breach capable of remedy fails to remedy the breach within thirty (30) days of being required m writing by the Lender to do so; or

IX. If any representation or warranty or covenants and undertaking made by the Borrower in this Loan Agreement or any notice, certificate or statement delivered or made hereunder proves to have been incorrect or materially inaccurate when made or delivered.

x.	If any material licence over assets pledged as security is terminated, cancelled, suspended or revoked (whether wholly or in part).

xi.
If any material licence over the assets pledged as security is modified or varied in a way that is adverse in any material aspect to the interest of the licence holder and/or repayment of the facility.

xii.	If any material licence expires and is not renewed on substantially the same terms.

xii.
If any Litigation, Arbitration, Administrative or Regulatory proceeding against the Borrower or its sister companies would materially affect the ability of the Borrower to perform its obligations under the Term Loan Facility.

Notwithstanding any event provided above, the Lender may allow the Borrower a fifteen (15) days cure period to remedy any event of default failing which the Lender may commence the process of realizing the security.

18. CHANGE IN CIRCUMSTANCE

18.1
If any change in the law or administrative regulations applicable to this Loan Agreement or any interpretation by the courts of law makes it unlawful or illegal for the Borrower to perform its obligations hereunder then the Borrower shall repay to the Lender any sums outstanding under the Facility together with all accrued but unpaid interest and commissions.

18.2
If any change in applicable law or administrative regulations or in the interpretation    thereof by any authority charged with the administration thereof    makes it unlawful for the Lender to perform its obligations hereunder then and in any such situation:

18.2.1 The Lender shall notify the Borrower accordingly;

18.2.2 The Lender shall be discharged from all obligations towards the
Borrower hereunder and its commitment reduced to zero; and

18.2.3 The Borrower shall on demand repay to the Lender the Loan within ninety (90) days thereafter.

18.3 The Lender undertakes that during the tenor, duration, pendency or life of this Loan Agreement it shall continue to uphold, adhere to and comply with all laws and Governmental rules and regulations applicable to it, its operations, business and status and in particular the rules, regulations and directives of the Federal Ministry of Finance, Central Bank of Nigeria and other monetary and fiscal authorities and shall not commit, do, condone, allow, facilitate or accommodate anything, action, breach or omission that will put or place the Lender in a position that it is unable to meet or continue to meet its obligations hereunder or comply with the terms of this Loan Agreement.

19. RECONSTRUCTION AND AMALGAMATION

This Loan Agreement shall not be affected by any amalgamation that may be effected by the Lender, its successors-in-title or assigns with any other company or persons whether the new company thus formed shall or shall not differ in its name, objects, character and constitution, it being the intent that this Loan Agreement shall remain valid and effectual in all respects in favour of and with reference to any such new company when formed and may be proceeded on or enforced in the same manner to all intents and purposes as if such new company had been named in and referred to herein instead of the Lender.

20. INDULGENCE

The Lender may without prejudice to its rights herein enter into any agreement for giving time or other accommodation to the Borrower for the Facility or other monies hereby covenanted to be paid or any part thereof and may release or compound same with the Borrower or any person, company or corporation liable to pay the same.

21. REMEDIES AND WAIVER

No failure to exercise and no delay in exercising on the part of the Lender rights, powers or privileges hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

22. DEFAULT INDEMNITY

If the Borrower fails to pay hereunder any sum due ( of principal or interest) or to become due hereunder, the Borrower shall pay interest at the rate aforesaid on the unpaid sum from the date when such payment fell due up to the date of payment, PROVIDED that interest shall at all times be calculated and payable as simple interest and on a reducing balance basis in conformity with monetary directives issued by the Central Bank of Nigeria.

23. ASSIGNMENT

The Lender and the Borrower shall be entitled, with the prior consent of the other in writing to assign any of their rights and powers under this Loan Agreement, with all or any of the obligations herein stated and may assign and/or deliver to any such assignee, the security collateral hereto and in the event of such assignment, the assignee thereof of such right and powers and of such security, if any security be assigned and/or delivered shall have the same rights and remedies as if originally named herein in place of the Lender or the Borrower as the case may be, and thereafter the assignor will be fully discharged from all responsibilities with respect to any obligations so assigned and/or security delivered.

24. NOTICE

Any notice or demand required hereunder shall be deemed to have been sufficiently given if in writing and delivered by hand or courier at the addressee's address as hereinbefore stated or at each party's last known address.

25. ACCOUNTS

The Lender shall open in its books such accounts as may be required by the Lender to show satisfactory evidence of the transactions contemplated by this Loan Agreement.

26. LEGAL COSTS, CHARGES AND EXPENSES

The Borrower shall be responsible for the stamp duty payable in respect of this Loan Agreement and the costs in connection with the preparation, negotiation and execution of this Loan Agreement.

27. DISPUTE RESOLUTION

27 .1 Initial Mediation of Dispute

In the event of a dispute between the parties to this Loan Agreement, the following procedure shall be followed to resolve the dispute prior to either party pursuing other remedies:

1.	A meeting shall be held within seven (7) days at which all parties are present or represented by individuals with full decision making authority regarding the matters in dispute (Initial Meeting).

11.
If within fourteen (14) days following the Initial Meeting, the parties have not resolved the dispute, the dispute shall be referred to Mediation directed by a mediator mutually agreeable to the parties. Each party shall bear its proportionate share of the costs of the mediator's fees.

The parties agree to negotiate in good faith in the Initial Meeting and in the Mediation.

111.
If after a period of thirty (30) days following the commencement of Mediation the parties are unable to resolve the dispute either party may submit the dispute to binding arbitration in accordance with clause 27.2 hereof upon ten (10) days prior written notice to the other party.

27.2 Binding Arbitration

1.	Either party may submit any dispute arising out of this Loan Agreement that is not resolved following the processes in clauses 27 (i), (ii) and (iii) above to final and binding Arbitration.

11.	The referral of the dispute to Arbitration precludes any other course of action by the other party except upon the mutual agreement and consent of both parties.

iii.
The Arbitration contemplated hereby shall be by three (3) Arbitrators one of whom shall be appointed by the Lender and the Borrower respectively while the third Arbitrator shall be nominated by the two (2) Arbitrators aforesaid and the venue for the proceedings shall be Lagos.

Where there is disagreement on the appointment of the third Arbitrator, then the third Arbitrator shall be appointed by the Chartered Institute of Arbitrators Nigeria.

iv,
Each party shall be responsible for the cost of the Arbitrator appointed by it, while the cost of the third Arbitrator and all other costs and expenses of the arbitration proceedings shall be borne equally by the Lender and the Borrower respectively.

v.	The Arbitration shall be conducted in accordance with the Arbitration and Conciliation Act Cap A 18 Laws of the Federation of Nigeria 2004.

28. FORCE MAJEURE

Any delay in or failure of performance of this Loan Agreement by either party hereto shall not constitute default by such party or give rise to any claim for damages against it if such delay or failure of performance is caused by force majeure including but not limited to acts of God, acts of war or revolution, civil commotion, strikes, lock out, any labour unrest, governmental action, fire, flood, earthquake, destructive lightning, epidemic or other circumstances which are beyond the reasonable control of the party affected and which they could not have reasonably foreseen and guarded against and which by exercise of reasonable care and diligence they are unable to prevent.

29. ACKNOWLEDGMENT

Any admission or acknowledgment in writing by the Borrower or by any authorized person on behalf of the Borrower of the amount of indebtedness of the Borrower to the Lender or any statement of account furnished by the Lender and reviewed by the Borrower as the case may be as a true copy extracted from the books of the Lender shall be accepted as prima facie evidence against the Borrower.

30. EXECUTION OF LOAN AGREEMENT

This Loan Agreement may be executed in any number of counterparts and such counterparts signed by all the parties hereto shall be deemed to constitute one and the same instrument and the Loan Agreement shall become effective when each of the parties hereto shall have signed a copy thereof (whether the same or different copies) and shall have delivered the same to the Lender.

31. SEVERABILITY OF PROVISIONS

Any provisions in this Loan Agreement which is prohibited or unenforceable under Nigerian Law shall be ineffective to the extent only of such prohibition or unenforceability without invalidating the remaining provisions hereof.

32. APPLICABLE LAW

The Loan Agreement shall be governed by and construed in accordance with the
Laws of the Federal Republic of Nigeria.

33. AGREEMENT

This Loan Agreement supersedes any prior agreements, promises, negotiations or representations either oral or written relating to the subject matter of this Loan Agreement and, except as provided for herein, may not be amended or modified.

34. ENTIRE AGREEMENT

This Loan Agreement shall be read in conjunction with the offer letter by the Lender dated June 17, 2016. In the event of any conflict between the terms of this Offer Letter and this Loan Agreement, the provisions of the Offer Letter will prevail.

35. AMENDMENT

This Loan Agreement may not be amended or modified save by a document signed and sealed by and on behalf of the parties hereto.

IN WITNESS WHEREOF the Lender and the Borrower have executed these presents in the manner hereinafter appearing the day and year first above written.

THE COMMON SEAL of the within-named **"LENDER"**
ZENITH BANK PLC
was affixed in the presence of:

....
DIRECTOR

....
SECRETARY

THE COMMON SEAL of the within-named **"BORROWER"**
ERIN PETROLEUM NIGERIA LIMITED
was affixed in the presence of:

....
DIRECTOR
Femi Ayoade

....
DIRECTOR
Dippo Bello

Erin Petroleum Nigeria Limited
LIMITED COMPANY
SEAL
2009
NIGERIA